UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers REIT and Utility Income Fund, Inc. (the "Fund").  Western Investment has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 19, 2008, Western Investment issued the following press release:

WESTERN INVESTMENT LLC ISSUES OPEN LETTER TO DIRECTORS OF
COHEN & STEERS REIT AND UTILITY INCOME FUND

(NEW YORK) March 19, 2008 - Western Investment LLC today issued the following open letter to the Board of Directors of the Cohen & Steers REIT and Utility Income Fund, Inc. (NYSE:RTU):

To the Directors:

Martin Cohen and Robert H. Steers, Co-Chairmen of the Cohen & Steers REIT and Utility Income Fund, Inc. (NYSE:RTU) (the “Fund”) recently issued the latest in a series of letters to stockholders that included numerous, and we believe deliberate, misstatements about Western Investment LLC (“Western” or “we”).  We doubt you would have permitted these misstatements had you not been beholden to Cohen and Steers for your seats on the Fund’s Board.

Had you checked your facts before permitting your Chairmen to issue their misinformed letters, you would have found that:

•	Western has been an investor in the Fund since shortly after its inception - there is nothing “short-term” about our interests.

•
As of the record date for the Fund’s Annual Meeting, Western owned over 5% of RTU’s outstanding common stock.  We are currently the largest investor in the Fund and the largest shareholder you have a fiduciary obligation to represent.

•
Our efforts to have the Fund take action to reduce the double-digit gap between the value of the assets standing behind the common shares and their trading price is not speculation.  The discount is not just Western’s problem - it is a problem for every Fund investor who may at some time need or want to sell some or all of their shares.  At one time or another it could be any investor in the Fund – the entire shareholder population you were elected to, and are responsible for, serving – and we believe it is your fiduciary duty to use all available means to have the market fairly value the Fund’s underlying assets.  ASSURING STOCKHOLDERS OF A FAIR PRICE FOR THEIR INVESTED ASSETS WHEN THEY NEED THEM SHOULD BE ONE OF THE BOARD’S PRIMARY AIMS.

Were Messrs. Cohen and Steers really out to protect the interests of the Fund’s stockholders, we believe they would be working to see that the market price of the common stock reasonably reflected the value of the assets they represent, instead of spending shareholder money fighting to prevent three independent directors from joining the Board.

We feel we must take it upon ourselves as stockholders to have you recognize the serious problems the Fund faces, and to take real, meaningful action to solve these problems.  We call on the Board to remember its obligation is to the Fund’s stockholders, and to ask yourselves the following:

•	Why has the Fund not adequately addressed its persistent discount to net asset value or the liquidity crisis facing the Fund’s Auction Market Preferred Shares?

We believe that there are solutions to these problems, yet until now, the Board has been unwilling or unable to address these problems. One possible solution is for the Fund to sell a portion of its underlying assets, use the proceeds to buy back common stock and redeem the preferred shares, thereby reducing the Fund’s discount to net asset value (“NAV”), creating liquidity and increasing yield.  Alternatively, a publicly announced program of open market share repurchases, set to go into effect whenever the discount reaches an unacceptable, pre-defined level and limited to a certain percentage of the trading volume, we believe would serve to benefit both holders wishing to sell, by limiting the discount, and holders remaining in the Funds by increasing the NAV.  Furthermore, the assets freed up by this program could be reinvested or used to repurchase the Fund’s preferred shares to provide some needed liquidity to preferred shareholders and reduce the Fund’s interest expense. MAXIMIZING BENEFIT FOR ALL BY INCREASING NAV AND EARNINGS PER SHARE.

•	Who stands to lose if the Fund were to make accretive stock purchases and proportionate preferred share redemptions as Western proposes?

Management loses, stockholders win.  Our plan reduces the assets under management, which in turn reduces the fees collected by management.  We are not surprised such a plan has been so viciously resisted by the current Board and the Fund and we believe this explains why when we tried to address the Fund’s issues from outside the coziness of the boardroom we met with little success.

•	Why does the Board seem so unwilling to act in the best interests of stockholders?

With the Fund’s shares trading at double-digit discounts for most of its history, it should not be terribly complicated to find an acceptable set of solutions that benefits all stockholders.  However, we believe a solution has eluded this Board because it is currently conflicted, leaving it beholden to management.  Consider:

•	Current Directors serve on the boards of, and receive six-figure annual fees for services from, a total of 21 other funds in the Cohen & Steers fund complex.

•	Mr. Cohen and Mr. Steers serve as Directors and Co-Chairmen of the Fund. They are paid by and serve as Co-Chairmen and CEOs of the Fund’s manager.

That is why we have proposed three independent director nominees to be elected to the nine member Board, with no allegiances to the Fund’s manager or other Cohen & Steers funds to hinder their decision-making.  Since many of the solutions to the discount problem are unpalatable to the Fund’s manager – because they necessarily involve decreasing the assets under management and reducing the fees received for management services – we believe that stockholders both need and deserve independent directors in the boardroom to ensure that action is taken to have the market fairly value their investment.

We are now asking stockholders to send a message, and to elect our three nominees to the Board.  Maybe then the Board will get the message and take the steps necessary to address the problems facing the Fund.  What the Board requires is the will, and an unconflicted voice for stockholders in the boardroom.  We are not seeking control of the Fund, but do believe that engaged and attentive shareholder representation whose interests are aligned with all stockholders is required.

WESTERN’S INTERESTS AND OUR NOMINEES’ INTERESTS
ARE ALIGNED WITH ALL STOCKHOLDERS

WE BELIEVE THE BOARD’S ACTIONS MAXIMIZE MANAGEMENT’S FEES,
NOT STOCKHOLDER RETURNS

We are asking stockholders to vote the GOLD proxy at the April 1st Annual Meeting to see that the interests of all Fund stockholders are represented in the boardroom and protected from the Fund’s managers that, in this basic regard, have failed them up to now.

Respectfully,

/s/ Arthur D. Lipson

Arthur D. Lipson
Western Investment LLC

ATTENTION RTU STOCKHOLDERS:
VOTE THE GOLD PROXY TODAY.

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE FUND’S
MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR WESTERN INVESTMENT PROXY, PLEASE
CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

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